COWEN OPPORTUNITY FUND

        TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3

             QUARTER ENDED:   June 30, 1997


Name of Security:  MEADE INSTRUMENT CORP.


Registration under Securities
Act of 1933? 10f-3(a)(1)(i):             Yes

Time of Acquisition 10f-3(a)(2)
 -Date Acquired:                         Trade Date: 4/9/97
 -Date First Offered:                    April 9, 1997

Reasonableness of Spread [10f-3(b)]
 -Offering Price Per Share:              $7
 -Amount of Spread: Gross Spread:        $.49
                    Selling Concession:  $.28
 -Spread(%):                             7%

Evidence of Reasonableness of Spread
(contemporaneous similar offering)
 -Name of Issue:                         Gulf Island Fabrication
 -Date of Offering:                      April 3, 1997
 -Spread:                                $1.05 (on $15 stock)

Issuer in Continuous Operation at
Least Three Years? [10f-3(c)]:           Yes

Amount Purchased by Fund [10f-3(d)]:     10,000 shares
 -Total Shares Offered:                  3,370,000 shares
 -Purchase Price per Share:              $7
 -Total Shares Purchased:                10,000
 -Total Purchase Price:                  $70,000
 -Percentage of Offering Purchased:      less than .1 of 1%
 -Any Shares Purchased by Other Funds
  in Family?                             No

Percentage of Fund Assets Invested
[10f-3(e)]:                              less than .1 of 1%

From Whom Purchased [10f-3(f)]
 -Selling Dealers(s):                    Morgan Keegan
 -Syndicate Manager(s):                  Crowell Weedon